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                                                                   EXHIBIT 10.26



                                AWARD AGREEMENT



  This Award Agreement (this "Agreement") is made and entered into as of November 1, 1996 between Colonial Data Technologies Corp., a Delaware corporation (the "Corporation") and Timothy R. Welles ("Award Recipient").


                             W I T N E S S E T H:


  WHEREAS, the Award Recipient is the Executive Vice President, Chief Operating Officer and a Director of the Corporation.


  WHEREAS, the Board of Directors has authorized a bonus (the "Award") to the Award Recipient, for services rendered to the Corporation consisting of 40,000 fully paid and non-assessable shares (the "Shares") of common stock, par value $.01, of the Corporation (the "Common Stock") conditioned upon the execution by the Corporation and the Award Recipient of this Award Agreement setting forth all the terms and conditions applicable to the Award.


  WHEREAS, such Shares are subject to a restriction on sale or transfer until December 31, 1997.


  NOW, THEREFORE, in consideration of the agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound thereby, the parties hereby agree as follows:


  1. AWARD OF SHARES


  Subject to the terms and conditions set forth herein, the Corporation awards to the Award Recipient, on the day and year first written above (the "Effective Date"), 40,000 fully paid and non-assessable shares of common stock of the Corporation.


  2. RESTRICTIONS


  (a) Without limiting the provisions of paragraphs 2(b) and 2(c) below, the Shares shall be restricted and subject to forfeiture until the closing of the transactions contemplated by the Agreement and Plan of Merger dated as of August 5, 1996 between US Order, Inc. and the Corporation (the "Merger Agreement"). If
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the Merger Agreement is terminated prior to the consummation of the transactions contemplated thereby, the Shares shall immediately be cancelled and the Award Recipient's rights with respect to such Shares shall be forfeited.


  (b) From and after the Effective Date and until December 31, 1997, the
Award Recipient hereby agrees that the Award Recipient will not sell, offer to sell or otherwise transfer or dispose of, all or any portion of the Shares, whether by gift, sale, assignment, pledge, other encumbrance or by operation of law.


  (c) In furtherance of the foregoing, the Corporation and its transfer agent are hereby authorized to decline to make any transfer of such Shares if such transfer would constitute a violation or breach of this Agreement.


  3. SECRETARY TO HOLD CERTIFICATES


  In order to enforce the restrictions imposed upon the Shares under paragraph 2 of this Agreement, the Shares, together with a stock power duly executed by the Award Recipient, shall be held by the Secretary of the Corporation until the restrictions imposed pursuant to said paragraph 2 have lapsed; and as such restrictions lapse, the Secretary shall distribute such Shares to the Award Recipient. The Award Recipient hereby appoints the person holding the office of Secretary of the Corporation, from time to time, as his attorney-in-fact to take all actions necessary to carry out the intent of this Agreement including but not limited to endorsing the certificate evidencing the Shares back to the Corporation.


  4. WITHHOLDING TAXES


  The Corporation shall have the right to retain and withhold from any payment under the Shares awarded the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to such payment. At its discretion, the Corporation may require the Award Recipient receiving Shares under this Award to reimburse the Corporation for any such taxes required to be withheld by the Corporation and withhold any distribution in whole or in part until the Corporation is so reimbursed. In lieu thereof, the Corporation shall have the right to withhold from any other cash amounts due or to become due from the Corporation to the Award Recipient an amount equal to such taxes required to be withheld by the Corporation to reimburse the Corporation for any such taxes or retain and withhold a number of Shares having a market value of not less than the amount of such taxes and cancel (in whole or in part) any such Shares so withheld in order to reimburse the Corporation for any such taxes.


  5. LEGAL RESTRICTIONS


  This Agreement and the Corporation's obligation to issue Shares hereunder
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shall be subject to all applicable laws, rules and regulations, including without limitation, federal and state securities laws. It shall be a condition precedent to the Corporation's obligation to issue any Shares hereunder that the Award Recipient make any representation, warranty or agreement to the Corporation as may be required by applicable law or regulation.


  6. RIGHT TO CONTINUE EMPLOYMENT


  Nothing in this Agreement shall confer on an Award Recipient any right to continue in the employ of the Corporation or in any way affect the Corporation's right to terminate the Award Recipient's employment without prior notice at any time for any or no reason.


  7. FORCE AND EFFECT


  The various provisions of this Agreement are severable in their entirety. Any determination of invalidity or unenforceability of any one provision shall have no effect on the continuing force and effect of the remaining provisions.


  8. PREVAILING LAWS


  This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware.


  9. SUCCESSORS


  This Agreement shall be binding upon and inure to the benefit of the successors, assigns and heirs of the respective parties.


  10. NOTICES


  Unless waived by the Corporation, any notice to the Corporation required under or relating to this Agreement shall be in writing and addressed to:


        Colonial Data Technologies Corp.
        80 Pickett District Road
        New Milford, CT  06776
        Attention:  Secretary


  11. NON-TRANSFERABILITY
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  The rights of the Award Recipient under this Agreement are nontransferable and any attempted transfer thereof shall be void.


  12. ENTIRE AGREEMENT


  This Agreement contains the entire understanding of the parties and shall not be modified or amended except by an instrument in writing and duly signed by the parties. No waiver by either party of any default under this Agreement shall be deemed to waiver of any subsequent default.


  IN WITNESS WHEREOF, the parties have signed this Agreement as of the date hereof.



                     COLONIAL DATA TECHNOLOGIES CORP.



                     By   /s/ Robert J. Schock
                          Title:  President



                          /s/ Timothy R. Welles
                              Timothy R. Welles
                              Award Recipient